Exhibit 10.1

Execution Copy

AGREEMENT
This Agreement, dated as of May 12, 2017 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), is made by and among ClubCorp Holdings, Inc., a Nevada corporation (the “Company”), the persons and entities listed on Exhibit A hereto (collectively, the “FrontFour Group” and, individually, a “member” of the FrontFour Group), and Emanuel R. Pearlman (the “Director Designee”).
WHEREAS, as of the date hereof, the FrontFour Group beneficially owns, in the aggregate, 1,446,900 shares of the common stock, par value $0.01 per share (“Common Stock”), of the Company, which represented approximately 2.2% of the issued and outstanding shares of Common Stock;
WHEREAS, FrontFour Master Funds Ltd. submitted a letter to the Company, dated March 9, 2017 (as supplemented on March 14, 2017, the “Nomination Letter”), notifying the Company of its intent to nominate candidates for election to the Company’s board of directors (the “Board”) at the 2017 annual meeting of the stockholders of the Company (the “2017 Annual Meeting”);
WHEREAS, the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”) and the Board have considered the qualifications of the Director Designee and conducted such review as the Nominating Committee deemed appropriate, including as to reviewing materials provided by the Director Designee and the FrontFour Group;
WHEREAS, the Nominating Committee has recommended that the Board appoint the Director Designee to the Board as a class II director and the Board has determined that it is in the best interests of the Company to do so, subject to the terms and conditions set forth in this Agreement;
WHEREAS, the Nominating Committee and the Board have considered the qualifications of Simon M. Turner (the “New Independent Director”) and conducted such review as the Nominating Committee deemed appropriate, including as to reviewing materials provided by the New Independent Director; and
WHEREAS, the Nominating Committee has recommended that the Board appoint the New Independent Director to the Board as a class I director and the Board has determined that it is in the best interests of the Company to do so, subject to the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
1.Certain Definitions. As used in this Agreement, the term (a) “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act (as defined below) and will include persons who become Affiliates of any person subsequent to the date of this Agreement; (b) “Associate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act and will include persons who become Associates of any person subsequent to the date of this Agreement; (c) ”beneficially own,” “beneficially owned” and “beneficial ownership” shall have the meaning set forth in Rule 13d-3 promulgated under the Exchange Act; (d) ”Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder; (e) ”NRS” shall mean the Nevada Revised Statutes; (f) ”NYSE” shall mean the New York Stock Exchange; (g) ”person” shall be interpreted broadly to include, among others, any individual, corporation (including not-for-profit), general or limited partnership, limited

Exhibit 10.1

liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature; and (h) “SEC” shall mean the United States Securities and Exchange Commission.

2.Board Appointment.

(a)The Company agrees that, effective immediately following the execution of this Agreement by the Company and the FrontFour Group, the Board will take all action necessary to (i) increase the size of the Board to ten (10) members, (ii) appoint the Director Designee as a class II director of the Company with a term expiring at the 2018 annual meeting of the stockholders of the Company (the “2018 Annual Meeting”) and (iii) appoint the New Independent Director, as mutually agreed, as a class I director of the Company with a term expiring at the 2017 Annual Meeting (which individual shall meet the conditions set forth in Sections 2(c) and 2(d) hereof). The Company further agrees that the Board and all applicable committees of the Board will take all actions necessary to include the New Independent Director on the Company’s slate of nominees standing for election at the 2017 Annual Meeting and the Company will recommend and solicit proxies for the election of the New Independent Director at the 2017 Annual Meeting in the same manner as for the other nominees nominated by the Board at the 2017 Annual Meeting.

(b)The FrontFour Group hereby automatically and without any further action irrevocably withdraws the Nomination Letter on the Effective Date (as defined below) and agrees not to: (i) nominate any person for election at the 2017 Annual Meeting, (ii) submit any proposal for consideration at, or bring any other business before, the 2017 Annual Meeting, directly or indirectly, (iii) initiate, encourage or participate in any “withhold” or similar campaign with respect to the 2017 Annual Meeting, directly or indirectly, or (iv) publicly or privately encourage or support any other stockholder to take any of the actions described in this Section 2(b). The FrontFour Group also agrees immediately to irrevocably terminate all other solicitation and other activities related, directly or indirectly, to the 2017 Annual Meeting.

(c)As a condition to the Director Designee’s and the New Independent Director’s appointment to the Board pursuant to this Agreement, the Director Designee agrees to, and the New Independent Director shall, provide to the Company information required to be or customarily disclosed for directors, candidates for directors, and their Affiliates and representatives in a proxy statement or other filings under applicable law or stock exchange rules or listing standards, information in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal obligations, and such other information as reasonably requested by the Company from time to time with respect to the Director Designee or the New Independent Director, as the case may be. Prior to the date hereof, each of the Director Designee and the New Independent Director has submitted to the Company a fully completed, true and accurate copy of Company’s standard director questionnaire and other reasonable and customary director onboarding documentation (including an authorization form to conduct a background check) required by the Company in connection with the appointment or election of any new Board member. Any Director Designee Replacement (as defined below) will promptly (but in any event prior to being placed on the Board in accordance with this Agreement) submit to the Company a fully completed copy of Company’s standard director questionnaire and other reasonable and customary director onboarding documentation required of any directors (including an authorization form to conduct a background check) required by Company in connection with the appointment or election of any new Board members.

(d)Each of the Director Designee and any Director Designee Replacement agree, and the New Independent Director shall ensure, that, at all times while serving as a member of the Board, he or she will (i) meet all director independence and other standards of the Company, the NYSE and the SEC and applicable provisions of the Exchange Act, including Rule 10A-3, and (ii) be qualified to serve as a director under the NRS and comply with requirements applicable to directors thereunder, including NRS 78.138 (the

Exhibit 10.1

foregoing clauses (i) and (ii), the “Conditions”). The Director Designee and any Director Designee Replacement will promptly advise the Nominating Committee if he or she ceases to satisfy any of the Conditions upon becoming aware of such fact.

(e)At all times while serving as a member of the Board, the Director Designee and any Director Designee Replacement shall comply with all policies, procedures, processes, codes, rules, standards and guidelines applicable to Board members, including the Company’s Amended & Restated Code of Business Conduct and Ethics, Corporate Governance Guidelines, Corporate Policy and Procedures for Compliance with United States Securities Laws and Securities Trading and Regulation FD-related policies, and preserve the confidentiality of Company business and information, including discussions or matters considered in meetings of the Board or Board committees to the extent not disclosed publicly by the Company.

(f)So long as the FrontFour Group beneficially owns, in the aggregate, at least 2% of the outstanding shares of Common Stock, if, during the Covered Period (as defined below), a vacancy on the Board is created as a result of the Director Designee’s death, resignation, disqualification or removal, including as a result of the Director Designee’s resignation pursuant to Section 2(g) hereof, then the FrontFour Group and the Company shall discuss together in good faith the recommendation of an individual (a “Director Designee Replacement”) to fill such vacancy to the Nominating Committee, which individual shall (i) meet the conditions set forth in Sections 2(c) and 2(d) hereof, (ii) meet the historical standards and criteria applied by the Company in nominating and appointing directors and (iii) otherwise be mutually acceptable (in each of their sole discretion) to the FrontFour Group and the Company, and, if such recommendation is accepted by the Nominating Committee (in its sole discretion) such individual shall serve and/or be appointed as the “Director Designee” under this Agreement no later than five business days following the approval of the Nominating Committee. In the event the Nominating Committee does not accept an individual recommended by the FrontFour Group and the FrontFour Group beneficially owns, in the aggregate, at least 2% of the outstanding shares of Common Stock, the FrontFour Group will have the right to recommend additional individual(s) for consideration by the Nominating Committee until the vacancy is filled by a mutually acceptable individual.

(g)The Company’s obligations hereunder (other than the requirement to work together in good faith pursuant to Section 2(f) hereof with respect to resignation of the Director Designee as a result of clauses (ii) and (iii) below), shall terminate immediately, and the Director Designee shall promptly offer to resign from the Board (and, if requested by the Company, the Director Designee shall promptly deliver his or her written resignation to the Board (which shall provide for his or her immediate resignation), it being understood that it shall be in the Board’s sole discretion whether to accept or reject such resignation) if: (i)  prior to the date of the 2017 Annual Meeting, the FrontFour Group ceases to beneficially own, in the aggregate, at least 2% of the outstanding shares of Common Stock; (ii) the Director Designee ceases to satisfy the conditions set forth in Sections 2(c) through 2(e) hereof; or (iii) a member of the FrontFour Group or the Director Designee materially breaches any of the terms of this Agreement and fails to cure such breach within five (5) business days.

(h)The percentage threshold set forth in Sections 2(f) and 2(g) hereof shall not be deemed unsatisfied to the extent a failure to maintain the specified ownership thresholds is the result of share issuances or similar Company actions that increase the number of outstanding shares of Common Stock.

(i)The Company agrees that so long as the Director Designee is a member of the Board, such individual shall serve on the Strategic Review Committee of the Board (to the extent such committee remains in place and the Director Designee elects to serve as a member of such committee), and that for so long as the New Independent Director is a member of the Board, such individual shall serve on the Nominating

Exhibit 10.1

Committee (to the extent the New Independent Director elects to serve as a member of such committee), with each such individual being considered by the Board (in the Board’s sole discretion) for other Board committee appointments in connection with the Board’s annual review of committee composition. The Company further agrees that each of the Director Designee and the New Independent Director shall have full access to and participate in any Board and committee matters related to the Chief Executive Officer search and selection process and shall have access to all information to the same degree as the other independent members of the Board.

3.Standstill.

(a)Each member of the FrontFour Group agrees that, during the Covered Period (unless specifically requested in writing by the Company, acting through a resolution of a majority of the Company’s directors not including the Director Designee), it shall not, and shall cause each of its Affiliates or Associates (collectively and individually, the “FrontFour Affiliates”), not to, directly or indirectly, in any manner, alone or in concert with others:

(i)make, engage in, or in any way participate in, directly or indirectly, any “solicitation” of proxies (as such terms are used in the proxy rules of the SEC but without regard to the exclusion set forth in Rule 14a-1(l)(2)(iv) of the Exchange Act) or consents to vote, or seek to advise, encourage or influence any person with respect to the voting of any securities of the Company or any securities convertible or exchangeable into or exercisable for any such securities (collectively, “securities of the Company”) for the election of individuals to the Board or to approve stockholder proposals, or become a “participant” in any contested “solicitation” for the election of directors with respect to the Company (as such terms are defined or used under the Exchange Act) (other than a “solicitation” or acting as a “participant” in support of all of the nominees of the Board at any stockholder meeting) or make or be the proponent of any stockholder proposal (pursuant to Rule 14a-8 under the Exchange Act or otherwise);

(ii)form, join, encourage, influence, advise or in any way participate in any group (as such term is defined in Section 13(d)(3) of the Exchange Act) with any persons who are not FrontFour Affiliates with respect to any securities of the Company or otherwise in any manner agree, attempt, seek or propose to deposit any securities of the Company in any voting trust or similar arrangement, or subject any securities of the Company to any arrangement or agreement with respect to the voting thereof, except as expressly set forth in this Agreement;

(iii)acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a partnership, limited partnership, syndicate or other group (including any group of persons that would be treated as a single “person” under Section 13(d) of the Exchange Act), through swap or hedging transactions or otherwise, any securities of the Company or any rights decoupled from the underlying securities of the Company that would result in the FrontFour Group (together with the FrontFour Affiliates)

Exhibit 10.1

owning, controlling or otherwise having any beneficial or other ownership interest in more than 9.9% in the aggregate of the shares of Common Stock outstanding at such time; provided that nothing herein will require Common Stock to be sold to the extent the FrontFour Group and the FrontFour Affiliates, collectively, exceed the ownership limit under this paragraph as the result of a share repurchase or similar Company actions that reduces the number of outstanding shares of Common Stock;

(iv)effect or seek to effect, offer or propose to effect, cause or participate in, or in any way assist or facilitate any other person to effect or seek, offer or propose to effect or participate in, any tender or exchange offer, merger, amalgamation, consolidation, acquisition, scheme, arrangement, business combination, recapitalization, reorganization, sale or acquisition of material assets, liquidation, dissolution or other extraordinary transaction involving the Company or any of its subsidiaries or joint ventures or any of their respective securities (each, an “Extraordinary Transaction”), or make any public statement with respect to an Extraordinary Transaction; provided, however, that this clause (iv) shall not preclude the tender by the FrontFour Group or a FrontFour Affiliate of any securities of the Company into any tender or exchange offer or vote by the FrontFour Group or a FrontFour Affiliate of any securities of the Company with respect to any Extraordinary Transaction;

(v)engage in any short sale or any purchase, sale or grant of any option, warrant, convertible security, stock appreciation right or other similar right (including, without limitation, any put or call option or “swap” transaction) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from a decline in the market price or value of the securities of the Company;

(vi)(A) call or seek to call any meeting of stockholders, including by written consent, (B) seek representation, on or nominate any candidate to, the Board, except as expressly set forth in Section 2 hereof, (C) seek (including pursuing or encouraging any “withhold” or similar campaign) the removal of any member of the Board, (D) solicit consents from stockholders or otherwise act or seek to act by written consent, (E) conduct a referendum of stockholders, or (F) make a request for any stockholder list or other Company books and records, whether pursuant to NRS 78.105, NRS 78.257 or otherwise;

(vii)take any action in support of or make any proposal or request that constitutes: (A) advising, controlling, changing or influencing the Board or management of the Company, including any plans or proposals to change the number or term of directors or to fill any vacancies on the Board; (B) any material change in the capitalization, dividend policy or stock repurchase program or practices

Exhibit 10.1

of the Company; (C) any other material change in the Company’s management, business or corporate structure; (D) seeking to have the Company waive or make amendments or modifications to the Company’s Amended and Restated Articles of Incorporation or Amended and Restated Bylaws; (E) any action that may impede or facilitate the acquisition of control of the Company by any person; (F) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange; or (G) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(viii) make any public disclosure, announcement or statement regarding any intent, purpose, plan or proposal with respect to the Board, the Company, its management, policies or affairs or any of its securities or assets or this Agreement that is inconsistent with the provisions of this Agreement;

(ix)enter into any discussions negotiations, agreements, or understandings with any third party with respect to any of the foregoing, or advise, assist, knowingly encourage or seek to persuade any third party to take any action or make any statement with respect to any of the foregoing, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing;

(x)commence, encourage or support any derivative action in the name of the Company, or any class action against the Company or any of its officers or directors; provided, however, that for avoidance of doubt, the foregoing shall not prevent any member of the FrontFour Group from (A) bringing litigation to enforce the provisions of this Agreement or (B) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company against such member of the FrontFour Group; and provided, further, that the foregoing shall also not prevent the members of the FrontFour Group from responding to or complying with a validly issued legal process in connection with litigation that it did not initiate, invite, facilitate or encourage, except as otherwise permitted by this clause (x);

(xi)take any action that could reasonably be expected to force the Company to make a public disclosure with respect to any of the foregoing; or

(xii)request, directly or indirectly, any amendment or waiver of the foregoing.

The foregoing provisions of this Section 3(a) shall not be deemed to prohibit the FrontFour Group or its directors, officers, employees, agents or representatives (acting in such capacity) from communicating privately with the Company’s directors, executive officers or advisors regarding matters that would otherwise

Exhibit 10.1

be prohibited by this Section 3(a) so long as such communications are not intended to, and could not reasonably be expected to, require any public disclosure of such communications.
(b)Each member of the FrontFour Group shall cause all shares of Common Stock beneficially owned, directly or indirectly, by it, or by any FrontFour Affiliate, to be present for quorum purposes and to be voted, at the Company’s annual and special stockholder meetings during the Covered Period (and any actions by written consent of the stockholders in lieu of a meeting) and at any adjournments or postponements thereof, and further agrees that, at each such stockholder meeting or action by written consent of the stockholders during the Covered Period, they shall vote in favor of (i) any and all directors nominated by the Board for election at such meetings and (ii) in accordance with the Board’s recommendation with respect to any proposals that may be the subject of stockholder action at such meetings or pursuant to such written consent; provided, however, in connection with any such meeting or action by written consent, in the event that both Institutional Shareholder Services Inc. (“ISS”) and Glass, Lewis & Co., LLC (“Glass Lewis”) recommend otherwise with respect to any proposals (other than the election or removal of directors), the FrontFour Group or the FrontFour Affiliates, as applicable, shall be permitted to vote in accordance with the ISS and Glass Lewis recommendation; and provided, further, that with respect to a proposal related to an Extraordinary Transaction, the FrontFour Group and the FrontFour Affiliates may vote their shares of Common Stock beneficially owned, directly or indirectly, in the discretion of the FrontFour Group or the FrontFour Affiliate, as applicable.

(c)Nothing in this Section 3 shall limit any actions that may be taken by the Director Designee acting solely as a director of the Company consistent with his or her fiduciary duties as a director of the Company (it being understood and agreed that the FrontFour Group and the FrontFour Affiliates shall not seek to do indirectly through the Director Designee anything that would be prohibited if done by the FrontFour Group or the FrontFour Affiliates).

(d)The FrontFour Group shall give written notice to the Company within one (1) business day of the FrontFour Group ceasing to beneficially own, in the aggregate, at least 2% of the outstanding shares of Common Stock (without giving effect to any share issuances or similar Company actions that increase the number of outstanding shares of Common Stock after the date hereof).

4.Mutual Non-Disparagement.

(a)Each member of the FrontFour Group agrees that, until the earlier of (i) the expiration of the Covered Period and (ii) any material breach of this Agreement by the Company (provided that the Company shall have three (3) business days following written notice from the FrontFour Group of material breach to remedy such material breach if capable of remedy), neither it nor any of its Affiliates or Associates will, and it will cause each of its Affiliates and Associates not to, directly or indirectly, publicly make, express, transmit, speak, write, verbalize or otherwise publicly communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind whatsoever, whether verbal or in writing, including, but not limited to, electronic communications, internet postings, and/or social media postings of any kind whatsoever, that is derogatory or critical of, or negative toward, the Company or any of its directors (including former directors), officers (including former officers), Affiliates, Associates, subsidiaries, employees, agents or representatives (collectively, the “Company Representatives”), or that reveals, discloses, incorporates, is based upon, discusses, includes or otherwise involves any confidential or proprietary information of the Company or its subsidiaries or Affiliates or Associates, or to malign, harm, disparage, defame or damage the reputation or good name of the Company, its business or any of the Company Representatives.  For the avoidance of doubt, nothing in this provision shall preclude each member of the

Exhibit 10.1

FrontFour Group from describing its activities in connection with the Company in a manner consistent with the Joint Press Release (as defined below).

(b)The Company hereby agrees that, until the earlier of (i) the expiration of the Covered Period and (ii) any material breach of this Agreement by any member of the FrontFour Group (provided that such member shall have three (3) business days following written notice from the Company of material breach to remedy such material breach if capable of remedy), neither it nor any of its Affiliates will, and it will cause each of its Affiliates not to, directly or indirectly, publicly make, express, transmit, speak, write, verbalize or otherwise publicly communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind whatsoever, whether verbal or in writing, including, but not limited to, electronic communications, internet postings, and/or social media postings of any kind whatsoever, that is derogatory or critical of, or negative toward, any member of the FrontFour Group or their respective directors (including former directors), officers (including former officers), Affiliates or Associates or any of their employees, agents or representatives (collectively, the “FrontFour Agents”), or that reveals, discloses, incorporates, is based upon, discusses, includes or otherwise involves any confidential or proprietary information of any member of the FrontFour Group or its respective Affiliates or Associates, or to malign, harm, disparage, defame or damage the reputation or good name of any member of the FrontFour Group, its business or any of the FrontFour Agents.  For the avoidance of doubt, nothing in this provision shall preclude the Company from describing its activities in connection with the FrontFour Group in a manner consistent with the Joint Press Release.

(c)Notwithstanding the foregoing, nothing in this Section 4 or elsewhere in this Agreement shall prohibit any party from making any statement or disclosure required under the federal securities laws or other applicable laws; provided that such party must provide written notice (to the extent legally permissible) to the other parties at least two business days prior to making any such statement or disclosure required under the federal securities laws or other applicable laws that would otherwise be prohibited by the provisions of this Section 4, and reasonably consider any comments of such other parties.

(d)The limitations set forth in Section 4(a) and 4(b) hereof shall not prevent any party from responding to any public statement made by the other party of the nature described in Section 4(a) and 4(b) hereof if such statement by the other party was made in breach of this Agreement.

5.Representations of the Company. The Company represents and warrants as follows: (a) the Company has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby; and (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms.

6.Representations of the FrontFour Group. The FrontFour Group, jointly and severally, represent and warrant as follows: (a) each member of the FrontFour Group has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby; (b) this Agreement has been duly and validly authorized, executed and delivered by each member of the FrontFour Group, constitutes a valid and binding obligation and agreement of such member of the FrontFour Group and is enforceable against such member of the FrontFour Group in accordance with its terms; (c) as of the date hereof, the FrontFour Group, together with the FrontFour Affiliates, beneficially owns, directly or indirectly, an aggregate of 1,446,900 shares of Common Stock and such shares of Common Stock constitute all of the Common Stock beneficially owned by the FrontFour Group and the FrontFour Affiliates or in which the FrontFour Group or the FrontFour Affiliates have any

Exhibit 10.1

interest or right to acquire, whether through derivative securities, voting agreements or otherwise; (d) as of the date hereof, the Director Designee satisfies all of the Conditions and the obligations of the Director Designee set forth in Section 2(e) hereof; and (e) as of the date hereof, no member of the ForntFour Group has, and during the Covered Period, it will not, directly or indirectly, compensate or agree to compensate the Director Designee or any Director Designee Replacement for his or her service as a director of Company with any cash, securities (including, without limitation, any rights or options convertible into or exercisable for or exchangeable into securities or any profit sharing agreement or arrangement) or other form of compensation directly or indirectly related to Company or its securities (collectively, “Unpermitted Compensation Arrangements”).

7.Termination.

(a)This Agreement is effective as of the date hereof (the “Effective Date”) and shall remain in full force and effect for the period (the “Covered Period”) commencing on the date hereof and ending on the date that is twenty (20) calendar days prior to the initial expiration of the advance notice period for the submission by stockholders of director nominations for the 2018 Annual Meeting (as set forth in the Company’s Amended and Restated Bylaws).

(b)The provisions of Section 2(b), Section 2(d), Section 2(e), Section 2(g), Section 2(h), this Section 7 and Sections 9 through 18 hereof shall survive the termination of this Agreement. No termination pursuant to Section 7(a) hereof shall relieve any party hereto from liability for any breach of this Agreement prior to such termination.

8.Public Announcement; SEC Filing.

(a)The Company shall file promptly a Form 8-K reporting entry into this Agreement and appending or incorporating by reference this Agreement as an exhibit thereto.

(b)Promptly following the execution of this Agreement, the Company and the FrontFour Group will jointly issue a mutually agreed press release (the “Joint Press Release”) announcing certain terms of this Agreement, in the form attached as Exhibit B hereto. Before the issuance of the Joint Press Release, none of the FrontFour Group, the FrontFour Affiliates or the Director Designee shall (i) issue a press release in connection with this Agreement or the actions contemplated hereby or (ii) otherwise make any public statement, disclosure or announcement with respect to this Agreement or the actions contemplated hereby, other than as mutually agreed to by the Company and the FrontFour Group.

9.Compensation. The Director Designee (or any Director Designee Replacement) shall participate in all director compensation and benefit programs in which the Company’s other non-employee directors participate. No member of the FrontFour Group or any FrontFour Affiliate shall enter into any Unpermitted Compensation Arrangements with the Director Designee or any Director Designee Replacement.

10.Miscellaneous. The parties agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that such damage would not be adequately compensable in monetary damages. Accordingly, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement, to enforce specifically the terms and provisions of this Agreement exclusively in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (unless the Court of Chancery of the State of Delaware shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state

Exhibit 10.1

or federal court within the State of Delaware) (the “Chosen Courts”), and to require the resignation of the Director Designee from the Board commencing on the date that is five (5) business days following the date that the Director Designee and/or the FrontFour Group materially breaches its obligations under this Agreement, provided that such breach has not been cured prior to the expiration of such five (5) business day period, in addition to any other remedies at law or in equity, and each party agrees it will not take any action, directly or indirectly, in opposition to another party seeking relief. Each of the parties hereto agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief. Furthermore, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Chosen Courts in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such Chosen Court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Chosen Courts (and in the priority of such courts as specified in this Section 10), and each of the parties irrevocably waives the right to trial by jury, and (d) each of the parties irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address set forth in Section 13 hereof or as otherwise provided by applicable law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING WITHOUT LIMITATION VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

11.Expenses. All attorneys’ fees, costs and expenses incurred in connection with this Agreement and all matters related hereto will be paid by the party incurring such fees, costs or expenses; provided, however, that the Company agrees to reimburse the FrontFour Group for its reasonable and documented expenses in connection with the negotiation and entry into this Agreement and the matters related thereto (including expenses incurred by the Director Designee) in an amount not to exceed $80,000 in the aggregate.

12.Entire Agreement; Amendment. This Agreement contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. This Agreement may be amended only by an agreement in writing executed by the Company and FrontFour Master Funds Ltd. (on behalf of itself and all of the members of the FrontFour Group), and no waiver of compliance with any provision or condition of this Agreement and no consent provided for in this Agreement shall be effective unless evidenced by a written instrument executed by the party against whom such waiver or consent is to be effective. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

13.Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, when delivered in person or sent by overnight courier, when actually received during normal business hours at the address specified in this subsection:

If to the Company:	ClubCorp Holdings, Inc.
3030 LBJ Freeway, Suite 500
Dallas, TX 75234
Attention: General Counsel

Exhibit 10.1

with a copy (which shall not constitute actual or constructive notice) to:

Simpson Thacher & Bartlett LLP
2475 Hanover Street
Palo Alto, CA 94304
Attention: William Brentani
Atif Azher

If to the FrontFour Group:	FrontFour Master Fund, Ltd.
c/o FrontFour Capital Group LLC
35 Mason Street, 4th Floor
Greenwich, CT 06830
Attention: David A. Lorber

with a copy (which shall not constitute actual or constructive notice) to:

Olshan Frome Wolosky LLP
1325 Ave. of the Americas
New York, NY 10019
Attention: Steve Wolosky
     Ryan Nebel

If to the Director Designee:	To the address set forth
in his director questionnaire
previously provided to the Company.

14.Severability. If at any time subsequent to the Effective Date, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

15.Counterparts. This Agreement may be executed in two or more counterparts either manually or by electronic or digital signature (including by facsimile or electronic mail transmission in pdf format), each of which shall be deemed to be an original and all of which together shall constitute a single binding agreement on the parties, notwithstanding that not all parties are signatories to the same counterpart.

16.No Third Party Beneficiaries; Assignment. This Agreement is solely for the benefit of the parties hereto and is not binding upon or enforceable by any other persons. No party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, and any assignment in contravention hereof shall be null and void. Nothing in this Agreement, whether express or implied, is intended to or shall confer any rights, benefits or remedies under or by reason of this Agreement on any persons other than the parties hereto, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party.

17.Interpretation and Construction. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof, “herein” and

Exhibit 10.1

“hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning as the word “shall.” The words “date hereof” will refer to the date of this Agreement. The word “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented. Each of the parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation.

18.Appointment of Representative. Each member of the FrontFour Group hereby irrevocably appoints FrontFour Master Fund, Ltd. as such member’s attorney-in-fact and representative (the “Representative”), in such member’s place and stead, to do all things and to execute any and all documents and give and receive any and all notices or instructions in connection with this Agreement and the transactions contemplated hereby. The Company will be entitled to rely, as being binding on each member of the FrontFour Group, upon any action taken by the Representative or upon any document, notice, instruction or other writing given or executed by the Representative.

[Signature Pages Follow]

Exhibit 10.1

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement or caused the same to be executed by its duly authorized representative as of the date first above written.

ClubCorp Holdings, Inc.

By:    /s/ John A. Beckert
Name:    John A. Beckert
Title:    Chairman of the Board of Directors

Exhibit 10.1

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement or caused the same to be executed by its duly authorized representative as of the date first above written.

FrontFour Master Fund, Ltd.

By:    /s/ David A. Lorber
Name:    David A. Lorber
Title:    Managing Member of its Investment
Manager

FrontFour Capital Group LLC

By:    /s/ David A. Lorber
Name:    David A. Lorber
Title:    Managing Member

FrontFour Opportunity Fund Ltd.

By:    /s/ David A. Lorber
Name:    David A. Lorber
Title:    Authorized Signatory of its Investment
Manager

FrontFour Capital Corp.

By:    /s/ David A. Lorber
Name:    David A. Lorber
Title:    Authorized Signatory

/s/ Stephen E. Loukas
Stephen E. Loukas

/s/ David A. Lorber
David A. Lorber

/s/ Zachary R. George
Zachary R. George

/s/ Emanuel R. Pearlman
Emanuel R. Pearlman
Solely in capacity as the Director Designee

Exhibit 10.1

Exhibit A
Members of FrontFour Group

FrontFour Master Fund, Ltd.
FrontFour Capital Group LLC
FrontFour Capital Corp.
FrontFour Opportunity Fund Ltd.
Stephen E. Loukas
David A. Lorber
Zachary R. George

Exhibit 10.1

Exhibit B

Joint Press Release
CLUBCORP AND FRONTFOUR CAPITAL REACH AGREEMENT TO ADD TWO NEW INDEPENDENT DIRECTORS TO BOARD OF DIRECTORS
Simon M. Turner and Manny Pearlman Appointed to Board Effective Immediately
DALLAS - (May 12, 2017) - ClubCorp - The World Leader in Private Clubs® (NYSE: MYCC) - today announced that it has reached an agreement (the “Agreement”) with FrontFour Capital Group LLC and certain of its affiliates (“FrontFour”) under which two new independent directors have been added to the ClubCorp Board of Directors, effective immediately. With these additions, the ClubCorp Board now comprises 10 directors, nine of whom are independent.
The two new independent directors are:

–
Simon M. Turner, formerly the President, Global Development of Starwood Hotels & Resorts: Mr. Turner, who was identified as a mutually agreeable candidate pursuant to the Agreement, will be included on the Company’s slate of class I directors standing for election at the 2017 Annual Meeting and will serve as a member of the Board’s Nominating and Corporate Governance Committee.

–
Emanuel (“Manny”) Pearlman, Executive Chairman of the Board of Directors of Empire Resorts: Mr. Pearlman, who was designated by FrontFour pursuant to the Agreement, will serve as a class II director with a term expiring at the Company’s 2018 Annual Meeting and as a member of the Board’s Strategic Review Committee.

“We welcome both Simon and Manny to the Board, and believe this Agreement represents a constructive outcome for the Company and all ClubCorp shareholders,” said John Beckert, Chairman of the Board of ClubCorp. “Simon and Manny have broad experience working across a wide range of industries, including travel and leisure, and have served in leadership positions at both public and private companies. Our entire Board and management team are committed to enhancing shareholder value, and we intend to leverage our two new independent directors’ unique backgrounds to advance the Company’s growth and success.”
“ClubCorp has a number of initiatives underway,” said Eric Affeldt, ClubCorp Chief Executive Officer. “We look forward to working together to continue our progress and consider additional opportunities to drive growth and unlock the value inherent in ClubCorp.”
“We are excited that Simon and Manny are joining the ClubCorp Board given their vast experience and track records. We see significant embedded value within ClubCorp and believe that, as directors, these individuals will work diligently to maximize value for all shareholders. We look forward to continuing the constructive dialogue we have had with the Board and management over the past few years,” said David Lorber, a Managing Member of FrontFour.
Pursuant to the Agreement, FrontFour has agreed to abide by certain customary standstill and voting provisions. In addition, FrontFour has committed to withdraw its director nominations and support the Board’s nominees at the 2017 Annual Meeting. The complete agreement between ClubCorp and FrontFour will be included as an exhibit in a Form 8-K filed by the Company with the Securities and Exchange Commission (“SEC”).
ClubCorp’s definitive proxy materials for its 2017 Annual Meeting, which is expected to be scheduled in the near future, will contain important information about the Company and will be filed with the SEC.

Exhibit 10.1

About ClubCorp (NYSE: MYCC)
Since its founding in 1957, Dallas-based ClubCorp has operated with the central purpose of Building Relationships and Enriching Lives®. ClubCorp is a leading owner-operator of private golf and country clubs and private business clubs in North America. ClubCorp owns or operates a portfolio of over 200 golf and country clubs, business clubs, sports clubs, and alumni clubs in 27 states, the District of Columbia and two foreign countries that serve over 430,000 members, with approximately 20,000 peak-season employees. ClubCorp Holdings, Inc. is a publicly traded company on the New York Stock Exchange (NYSE: MYCC). ClubCorp properties include: Firestone Country Club (Akron, Ohio); Mission Hills Country Club (Rancho Mirage, California); The Woodlands Country Club (The Woodlands, Texas); Capital Club Beijing; and Metropolitan Club Chicago. You can find ClubCorp on Facebook at facebook.com/clubcorp and on Twitter at @ClubCorp.
About FrontFour Capital
FrontFour Capital is an investment adviser based in Greenwich, CT. FrontFour focuses on value-oriented investments in North American companies.
Important Additional Information and Where to Find It
The Company, its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from stockholders in connection with the Company’s 2017 annual meeting of stockholders (the “2017 Annual Meeting”).
The Company plans to file a proxy statement with the SEC in connection with the solicitation of proxies for the 2017 Annual Meeting (the “2017 Proxy Statement”), together with a WHITE proxy card. STOCKHOLDERS ARE URGED TO READ THE 2017 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Additional information regarding the identity of these potential participants and their direct or indirect interests, by security holdings or otherwise, will be set forth in the 2017 Proxy Statement and other materials to be filed with the SEC in connection with the 2017 Annual Meeting.
Stockholders will be able to obtain, free of charge, copies of the 2017 Proxy Statement, any amendments or supplements thereto and any other documents (including the WHITE proxy card) when filed by the Company with the SEC in connection with the 2017 Annual Meeting at the SEC’s website (http://www.sec.gov) or via the Company’s Investors section of the ClubCorp website at ir.clubcorp.com. In addition, copies of the proxy materials, when available, may be requested from the Company’s proxy solicitor, MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016 or toll-free at (800) 322-2885 or by email: ClubCorp@mackenziepartners.com.
Special Note on Forward-Looking Statements
In addition to historical information, this press release contains statements relating to future results that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the “safe harbor” created by those sections. These forward-looking statements can be identified by the fact that they do not relate strictly to current or historical facts and often include words such as “plans”, “expect”, “intend”, “will”, “estimate”, “believe” or “continue”, or the negatives of these terms or variations of them or similar terminology in this press release to identify forward-looking statements. All statements, other than statements of historical facts included in this press release, including statements concerning plans, goals, beliefs, future events trends and other information are forward-looking

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Exhibit 10.1

statements. The forward-looking statements are not historical facts, and are based upon current expectations, estimates and projections, and various assumptions, many of which, by their nature, are inherently uncertain and beyond management's control. All expectations, beliefs and projections are expressed in good faith and the Company believes there is a reasonable basis for them. However, there can be no assurance that management's expectations, beliefs and projections will result or be achieved and actual results may vary materially from what is expressed in or indicated by the forward-looking statements.
These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this press release, including among others: changes in the business environment in which the Company operates, the availability and attractiveness of potential strategic opportunities, the behavior of the Company’s competitors and other risks, uncertainties and factors set forth in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in the Company's Annual Report on Form 10-K for the fiscal year ended December 27, 2016, which is on file with the Securities Exchange Commission (“SEC”).
Although the Company believes that these statements are based upon reasonable assumptions, it cannot guarantee future results and readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's opinions only as of the date of this press release. Except as required by law, the Company undertakes no obligation to update or revise forward-looking statements to reflect new information or events or circumstances that occur after the date of this press release or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review the Company's filings with the SEC (which are available from the SEC's EDGAR database at www.sec.gov and via the Company's website at ir.clubcorp.com/SEC).
ClubCorp Contacts:

Investor Relations:	Media Relations:
Will Ward 972-406-7916	Joele Frank Andrew Siegel / Jonathan Keehner 212-355-4449
FrontFour Contacts:
Stephen Loukas / David Lorber
FrontFour Capital Group LLC
35 Mason Street, 4th Floor
Greenwich, CT 06830
203-274-9050

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